Exhibit 10.1

EXECUTION COPY

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made by and between DAVID STERN (“Employee”) and DESTINATION MATERNITY CORPORATION (the “Company”).

WHEREAS, the Company terminated the Employee’s employment pursuant to that certain Executive Employment Agreement, by and between the Company and Employee, dated July 20, 2016 (as amended or supplemented from time to time, the “Agreement”), effective at the close of business on August 10, 2018 (the “Effective Time”);

WHEREAS, in connection with the termination of Employee’s employment, the Company, in exchange for Employee’s promises and covenants in this Release and subject to Employee’s execution, delivery, and non-revocation of this Release, desires to provide Employee with certain rights and benefits as set forth in this Release; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Termination of Employment; Consideration.

1.1.    Employee’s employment with the Company and its affiliates shall terminate as of the Effective Time. Employee hereby resigns as an officer of the Company and an officer and director of each of its subsidiaries and affiliates, and from any other positions he holds with the Company and its subsidiaries and affiliates (including, without limitation, as a trustee and committee member with respect to the Company’s 401(k) plan or other employee benefit plans), effective as of the Effective Time.

1.2.    Notwithstanding anything to the contrary in the Agreement, and subject to Employee’s timely execution and delivery (that is, within twenty-one (21) days following the Effective Time) and non-revocation of this Release and continued compliance with his promises and covenants hereunder, the Company shall provide Employee with the following payments and benefits (collectively, the “Separation Benefits”):

(i)

Severance in an aggregate amount of $405,000, payable in equal installments on the Company’s regular payroll schedule over the twelve (12)-month period (the “Severance Period”) commencing on the Company’s first regular payroll date that is at least fifteen (15) days after this Release has been delivered.

(ii)

A performance bonus (as described in Section 4.2 of the Agreement) for the 2018 fiscal year, based on actual performance and prorated based on the number of days in such 2018 fiscal year that Employee remained employed with the Company, payable at the same time and in the same manner as such performance bonus would have been paid absent Employee’s termination.

(iii)

Subject to Employee’s timely election of, and continued eligibility for, continued coverage for Employee and his eligible dependents under the Company’s health and welfare benefit plans pursuant to the federal law known as “COBRA,” the Company shall pay the applicable COBRA premiums during the Severance Period (provided, that if such payment would result in adverse tax consequences under Section 105(h) of the Internal Revenue Code of 1986, as amended, then the Company shall instead pay a monthly amount during the Severance Period directly to Employee, on an after-tax basis, equal to the applicable COBRA premiums for each such month).

1.3.    Regardless of whether Employee executes or revokes this Release, the Company will pay Employee all accrued and unpaid (i) Base Salary, (ii) vacation time, and (iii) reimbursable business expenses, subject to and in accordance with the Company’s Travel Policy, dated November 10, 2016 (including, without limitation, submission of receipts), in each case of (i), (ii), and (iii) through the date of his cessation of employment with the Company as soon as administratively feasible following the Effective Time.

1.4.    Employee acknowledges that: (i) the payments, rights, and benefits set forth in Sections 1.2 and 1.3 constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee. Employee further acknowledges that, in the absence of his execution (and non-revocation) of this Release, the benefits and payments specified in Section 1.2 above would not be provided to him. Notwithstanding anything to the contrary in the Agreement, the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”), any equity award agreement issued thereunder and any other equity award agreement issued to Employee, Employee acknowledges and agrees that, as of the Effective Time, all of Employee’s unvested equity awards granted by the Company shall be immediately forfeited for no consideration. Employee’s vested options shall remain outstanding for ninety (90) days following the Effective Time in accordance with Section 7(d)(ii) of the Plan.

2. Employee’s Release.

2.1.    Employee hereby fully and forever releases and discharges the Company, its parents and subsidiaries and each of their respective predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employee benefit plans and their administrators and fiduciaries, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities, of whatever kind or nature, direct or indirect, in law, equity, or otherwise, whether known or unknown, arising through the date of this Release out of, or in any way related to, Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29

U.S.C. § 621 et seq., or any other federal, state, or local statute, ordinance, or regulation regarding discrimination in employment, and any claims, demands, or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.    Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Employee further promises not to initiate a lawsuit or to bring any other claim against any Released Person arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. This Release will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3.    The foregoing will not be deemed to release the Company from (a) claims solely to enforce the terms of this Release (including claims under Section 1.2), (b) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for defense and indemnification under the Company’s By-Laws or policies of insurance.

3. Company Release.

3.1.    Subject to Employee’s timely execution and delivery (that is, within twenty-one (21) days following the Effective Time) and non-revocation of this Release and continued compliance with his promises and covenants hereunder, the Company hereby fully and forever releases and discharges Employee and his executors, administrators, and heirs from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities, of whatever kind or nature, direct or indirect, in law, equity, or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s service to the Company or the termination thereof.

3.2.    The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Employee and that it has not assigned any claim against Employee. The Company further promises not to initiate a lawsuit or to bring any other claim against Employee arising out of or in any way related to Employee’s service to the Company or the termination thereof that the Company has released in Section 3.1 above.

3.3.    The foregoing will not be deemed to release Employee from (a) claims to enforce Section 6, Section 7, or Section 8 of the Agreement, (b) claims arising from acts or omissions by Employee that would constitute a crime, fraudulent activity, or a breach of fiduciary duty, (c) claims that are not known as of the date of this Release to any member of the Company’s Board of Directors, or (d) claims to enforce the terms of this Release, including Employee’s representation in Section 11 of this Release.

4.    Restrictive Covenants. Employee acknowledges that his covenants contained in Section 6, Section 7, and Section 8 of the Agreement will survive the termination of his employment. Employee affirms that those covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions, and that he will abide by those restrictions. Employee expressly and specifically acknowledges that he has fully complied with Section 7 of the Agreement, which requires Employee to promptly return to the Company as of the Effective Time all documents, copies thereof, and other materials in Employee’s possession or control pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary, or reproduction of the same made by or for Employee or acquired by Employee); provided, that Employee shall be permitted to retain a copy of (i) his personal contacts/rolodex, and (ii) documents related to Employee’s compensation, benefits, or terms of employment with the Company, including the Agreement, this Release, the Plan and any of Employee’s equity award agreements thereunder (or similar equity award agreements issued by the Company to Employee), and Employee’s pay stubs.

5.    Non-Disparagement. Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee (provided, that the Company’s truthful statements regarding the facts related to Employee’s employment with the Company or the termination thereof shall not be prohibited). Notwithstanding the foregoing, in no event will any truthful, legally required disclosure or action be deemed to violate this Section, regardless of the content of such disclosure or the nature of such action.

6.    Disclosures. Employee and the Company agree that nothing in this Agreement prevents or prohibits Employee from (i) making any truthful disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency, or legislative body, and/or pursuant to the Sarbanes-Oxley Act, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any such information or documents, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

7.    Cooperation. Employee further agrees that, subject to reimbursement of any related, reasonable, and required expenses in accordance with the Company’s expense reimbursement policies and procedures, he will cooperate fully with the Company and its counsel with respect to any litigation, investigations, or governmental proceedings in which Employee was in any way involved during his employment with the Company, and any transition matters in which the Company believes that Employee’s cooperation would be helpful. Employee will render such cooperation in a timely manner on reasonable notice from the Company, provided that (i) the Company will attempt to limit the need for Employee’s cooperation under this Section so as not to unduly interfere with his other personal and professional commitments, and (ii) such cooperation shall not exceed an aggregate of ten (10) hours per calendar month unless Employee and the Company mutually agree, in good faith, on compensation for cooperation services rendered in excess of such ten (10) hours per calendar month.

8.    Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

  If to Employee: to the address in the Company’s personnel files.

  If to Company:        Destination Maternity Corporation

                          232 Strawbridge Drive

                          Moorestown, New Jersey 08057

                          Attn: General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

9.    Rescission Right. Employee expressly acknowledges and recites that (a) he has read and understands the terms of this Release in their entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null, and void. Employee may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 8 herein. For the avoidance of doubt, if Employee fails to execute and deliver this Release to the Company within twenty-one (21) days following the Effective Time, or timely revokes it in accordance with this Section 9, the Company’s obligation to provide the Separation Benefits shall immediately terminate.

10.    Challenge. If Employee violates or challenges the enforceability of this Release (other than for purposes of bringing a claim not released as provided in Section 2.3), no further Separation Benefits will be due to Employee.

11.    Certain Specific Representations. Employee represents and warrants to the Company that no act or event constituting “Cause” as defined in Section 5.6.1 of the Agreement has occurred. The Company represents and warrants that it will not seek repayment of Employee’s $125,000 retention bonus that was paid to Employee on or about October 19, 2017, pursuant to that certain Retention Agreement, by and between Employee and the Company, dated as of October 19, 2017.

12.	Miscellaneous.

12.1.    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state, or local statute, ordinance, or regulation or of any duty owed by the Company to Employee. There have been no such violations, and the Company specifically denies any such violations.

12.2.    Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision, and this Release will be reformed, construed, and enforced as though the invalid, illegal, or unenforceable provision had never been herein contained.

12.3.    Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements, and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

12.4.    Withholding. The Company shall be entitled to deduct and withhold from all payments and benefits under this Agreement (including, without limitation, the Separation Benefits) all applicable federal, state, local, and non-U.S. taxes, and all other appropriate or required deductions.

12.5.    Section 409A; Governing Law and Enforcement. Sections 5.4 and 10.4 of the Agreement are incorporated by reference, mutatis mutandis, as though fully set forth herein.

12.6.    Counterparts and Facsimiles. This Release may be executed, including execution by facsimile, portable document format (.pdf), or other electronic signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case as of August 13, 2018, respectively.

DESTINATION MATERNITY CORPORATION

By:	/s/ Marla A. Ryan
Name & Title: Marla A. Ryan, CEO

DAVID STERN

/s/ David Stern

[Signature Page to Destination Maternity Separation Agreement]